UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g)

OF THE SECURITIES EXCHANGE ACT OF 1934

MAGELLAN GOLD CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	27-3566922
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification number)

2010A Harbison Drive # 312, Vacaville, CA  95687
(Address of principal executive offices)                    (Zip Code)

Title of each class to be so registered:  Common Stock

Name of each exchange on which each class is to be registered: ____________

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ‘

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following  [X]

Securities Act registration statement file number to which this form relates:  333-174287

Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock

ITEM 1.	Description of Registrant’s Securities to be Registered.

The following sets forth the information required by Item 202 of Regulation S-K with respect to the securities of Magellan Gold Corporation, a Nevada corporation (the "Company").

We are authorized to issue up to 100,000,000 shares of common stock, $.001 par value per share.

Common stock

Each holder of our common stock is entitled to one vote for each share held of record.  Voting rights in the election of directors are not cumulative, and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of the directors.

The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment.  Subject to the preferences, which may be granted to holders of preferred stock, each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as we may declare.  Upon our liquidation, dissolution or winding up, subject to prior liquidation or other preference rights of holders of preferred stock, if any, the holders of common stock are entitled to receive pro rata those assets which are legally available for distribution to shareholders.  The issued and outstanding shares of common stock are validly issued, fully paid, and nonassessable.

Item 2.

Exhibits.

Exhibit No.

Title

3.1

Articles of Incorporation (1)

4.1

Specimen Stock Certificate (1)

(1)

Incorporated by reference from the Registrant's Registration Statement on Form S-1, as filed with the Commission on May 18, 2011.

SIGNATURES

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

Magellan Gold Corporation

Date: April 17, 2012	By: _/s/ John C. Power______ John C. Power, President

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